Exhibit 10.1

Entorian Technologies 2008 Bonus Incentive Plan

Scope

Entorian Technologies has established the 2008 Bonus Incentive Plan (the “Bonus Plan”), a quarterly bonus program, to reward employees for their contributions to the Company.

Eligibility

All employees employed at the Company’s Austin facility scheduled to work more than 30 hours per week are eligible to participate in the Bonus Plan. Certain employees employed at the Company’s Reynosa, Mexico and Irvine, California facilities designated by the Chief Executive Officer are eligible to participate in the Bonus Plan. Bonuses are calculated for all eligible employees as of the last day of the quarter. The following employees are not eligible for and will not accrue or be paid a bonus: (1) employees who have been terminated for cause or who have submitted their resignation prior to the payment date of any bonus payment; (ii) employees who have been terminated without cause and have not been employed by the Company at least forty five (45) days during the applicable quarter; and (iii) employees who receive commissions on a sales commission plan. Temporary workers are not eligible to participate.

Bonus Pool

Bonuses will be discretionary based on each employee’s contribution to the Company during the applicable quarter and will be subject to approval of the Compensation Committee of the Board of Directors (and in the case of the Company’s executive officers, the Compensation Committee shall determine the amount of bonus to be paid, if any).

For 2008, the bonuses paid will be based on Adjusted Operating Income, which is defined as Pro Forma Operating Income, excluding (i) bonus expense for the applicable quarter; (ii) earn-out expenses associated with the Southland acquisition; and (iii) Southland integration costs. Pro forma Operating Income is defined as operating income as reported under generally accepted accounting principles (GAAP), less amortization and impairment of acquisition intangibles and stock option compensation expense (separately identified on the face of the reported GAAP profit and loss statement). The Board of Directors will establish a minimum level of Adjusted Operating Income and a goal level of Adjusted Operating Income each quarter. The Board will also set a bonus pool amount to be paid at each of the two levels. The Company must achieve the minimum level in order for any bonus to be paid for that quarter, although the Board may waive this threshold in a quarter, as it deems appropriate. The payment will be scaled between the minimum and goal levels of Adjusted Operating Income amounts.

The Board of Directors may declare a discretionary bonus in its sole discretion.

Payments

Bonuses, if any, will be paid as soon as practicable following (i) calculation of the bonus amounts and (ii) approval of the payments by the Compensation Committee of the Board of Directors following the end of each quarter.

For employees hired during a quarter, payment will be prorated based on the period of time they are employed during the applicable quarter.

For employees who take an approved leave of absence during a quarter (medical, disability, or other personal leave, except for leaving qualifying under the Family Medical Leave Act or applicable state law (for California employees see Appendix A of POL-A430)) in excess of 15 working days per quarter (whether cumulative or intermittent, and whether full days or partial days, exceeding 120 hours in the aggregate), payment will be prorated based on the actual period of time they work during the applicable quarter.

Deductions from Payments:

Mandatory deductions, such as child support and garnishments, will be deducted from bonus payments. Federal tax will be withheld at the IRS statutory rate then in effect, which may be different than the rate on regular earnings.

Other

All decisions regarding the Bonus Plan will be final and binding on all participants. Neither the Bonus Plan nor any individual bonus payment will confer upon any employee any right with respect to his/her continuing employment relationship with the Company, nor shall it interfere in any way with any employee’s right or the Company’s right to terminate employment at any time, with or without cause.

The Board of Directors or the Compensation Committee of the Board of Directors may amend, suspend or terminate the Bonus Plan at any time, provided that no amendment or termination may materially and adversely impair an employee’s rights with respect to the Bonus Plan then in effect for the quarter in which changes are made.

No employee shall have any right to assign or otherwise transfer his or her rights, if any, under the Bonus Plan. Any purported assignment or transfer by an employee of his or her rights under the Bonus Plan shall be null and void and of no force or effect.

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